Exhibit 99.1

(1) The reporting persons to which this Form 4 filing relates are FFC Executive Partners II, L.P. and its general partner, FFC Executive GP II, LLC. Carlos A. Ferrer is a director of the issuer and a managing member of FFC GP II, LLC (the general partner of FFC Partners II, L.P.) and FFC Executive GP II, LLC. Prior to the transactions reported hereby, warrants to purchase 3,047,336 shares of common stock of the issuer were held directly by FFC Partners II, L.P. and warrants to purchase 43,880 shares of common stock of the issuer were held directly by FFC Executive Partners II, L.P. These warrants were automatically exercised on a cashless basis upon the closing of the initial public offering of the issuer. As a result, 3,043,146 shares of common stock of the issuer are held directly by FFC Partners II, L.P. and 43,820 shares of common stock of the issuer are held directly by FFC Executive Partners II, L.P. The reporting persons disclaim beneficial ownership of the shares of common stock of the issuer reported herein except to the extent of their pecuniary interest therein.